EX-99.n 18F-3 PLAN
                           JNL INVESTORS SERIES TRUST

                         PLAN PURSUANT TO RULE 18f-3(d)
                    UNDER THE INVESTMENT COMPANY ACT OF 1940


                           Effective ___________, 2000


         WHEREAS, the Board of Trustees of JNL Investors Series Trust (the "Trust") has considered the following multi-class plan (the "Plan") under which the Trust may offer multiple classes of shares of the JNL Money Market Fund ("Fund") of the Trust pursuant to Rule 18f-3 (the "Rule") under the Investment Company Act of 1940 (the "1940 Act"); and

         WHEREAS, a majority of the Trustees of the Trust and a majority of the Trustees who are not interested persons of the Trust have found the Plan, as proposed, to be in the best interests of each class of shares of the JNL Money Market Fund of the Trust individually and the Trust as a whole.

         NOW, THEREFORE, the Trust hereby approves and adopts the following Plan pursuant to the Rule.

                                    The Plan

         The JNL Money Market Fund of the Trust may from time to time issue one or more of the following classes of shares: Institutional Class shares and Service Class shares. Each Class is subject to such investment minimums and other conditions of eligibility as are set forth in the Trust's prospectuses, each as from time to time in effect (each, a "Prospectus"). The differences in expenses between these Classes of shares, are set forth below in this Plan, which is subject to change, to the extent permitted by law and by the Agreement and Declaration of Trust and Bylaws of the Trust, as amended from time to time, by action of the Board of Trustees of the Trust. There are no conversion rights or features relating to either Class of shares. Nothing in this Plan shall limit the authority of the Trustees to create additional classes of shares of the Fund or of any future fund of the Trust.


                              Class Characteristics

         Institutional Class shares and Service Class shares of the Fund represent interests in the assets of the Fund. The Classes differ materially only with respect to the amount of Rule 12b-1 fees (the "Rule 12b-1 Fees") and Administration Fees borne by the Classes. Rule 12b-1 Fees are paid under a plan adopted pursuant to Rule 12b-1 promulgated under the 1940 Act (the "Rule 12b-1 Plan") relating to the Service Class of shares adopted by the Trustees of the Trust. Administration Fees are paid pursuant to an Administration Agreement between Jackson National Financial Services, LLC and the Trust.


                               Expense Allocations

         The Service Class of shares pays Rule 12b-1 Fees at an annual rate of .50% of the Fund's average daily net assets. The Institutional Class of shares pays no Rule 12b-1 Fees. The Institutional Class of shares pays Administration Fees at an annual rate of .10% of the Fund's average daily net assets while the Service Class pays Administration Fees at an annual rate of .25% of the Fund's average daily net assets. Each Class may, at the Trustees' discretion, also pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of the Trust's assets, if these expenses are actually incurred in a different amount by that Class, or if the Class receives services of a different kind or to a different degree than the other Classes ("Class Expenses"). All other expenses will be allocated to each Class on the basis of the net asset value of that Class in relation to the net asset value of the Fund attributable to that Class.

                                  Voting Rights

Each Class of shares of the Fund has identical voting rights except that each Class has exclusive voting rights on any matter submitted to shareholders that relates solely to that Class, and has separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class. In matters as to which one or more Classes do not have exclusive voting rights, all Classes of shares of the Fund will vote together, except when a Class vote is required by the 1940 Act.

                                   Amendments

         The Plan may be amended from time to time in accordance with the provisions and requirements of the Rule.